FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260 e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240 e-mail: jbrigandi@sjindustries.com
August 8, 2013

SJI Reports Second Quarter Results
Reaffirms 2013 Guidance of 4% to 8% Growth in Economic EPS

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced GAAP income from continuing operations for the second quarter 2013 of $0.9 million, or $0.03 per share, as compared with income of $10.8 million, or $0.36 per share, for the second quarter 2012. For the first six months of 2013, GAAP income from continuing operations was $44.3 million, or $1.39 per share, as compared with $65.0 million, or $2.14 per share, in the first six months of 2012. GAAP results for 2013 were heavily impacted by unrealized mark-to-market losses on unsettled derivative contracts.

Income from continuing operations on an Economic Earnings basis for the second quarter 2013 was $9.9 million, or $0.31 per share, as compared with $8.6 million, or $0.28 per share, for the same period last year. For the first six months of 2013, income from continuing operations on an Economic Earnings basis was $58.3 million or $1.83 per share, as compared with $58.7 million or $1.93 per share in the first six months of 2012. The difference between Economic Earnings and GAAP income from continuing operations is primarily related to unrealized mark-to-market losses on derivatives.

“Performance in the second quarter reflected the upward trend we expected, reinforcing the foundation for our future growth, as we continue to carefully weigh additional opportunities to improve performance and financial results across our business lines,” stated SJI Chairman & CEO Edward J. Graham. “Our projected continuing utility customer growth, combined with a successful utility capital investment program, and significant energy project opportunities within New Jersey and beyond, position SJI well to achieve both near term and longer term growth objectives.”

SJI maintains its targeted guidance of 4-8 percent growth in Economic Earnings for 2013, anticipating performance gains in the second half of 2013 to be realized from cumulative infrastructure spending by South Jersey Gas, and the impacts of improved operating efficiencies within our non-utility businesses. SJI’s long-term goal remains to grow earnings by an average of at least 6-7 percent annually.

A reconciliation of Economic Earnings to net income for the three and six month periods ended June 30, 2013 and 2012 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

	Three Months Ended June 30			Six Months Ended June 30
		In thousands except per share data

		2013	2012	2013	2012

Income from Continuing Operations		$916	10,832	44,253	65,043
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives		$9,210	(2,267)	13,308	(6,465)
Realized (Gains)Losses on Inventory Injection Hedges		$(115)	52	5	76
Net (Gain) Loss from Affiliated Companies, Not Part of On-going Operations (A)		$(101)	---	805	---
Other (B)		$(25)	---	(50)	---
Economic Earnings		$9,885	$8,617	$58,321	$58,654

Earnings Per Share from Continuing Operations		$0.03	0.36	1.39	2.14
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives		$0.29	(0.08)	0.42	(0.21)
Realized (Gains)Losses on Inventory Injection Hedges		$(0.01)	---	---	---
Net (Gain) Loss from Affiliated Companies, Not Part of On-going Operations (A)	$	---	---	0.02	---
Economic Earnings		$0.31	$0.28	$1.83	$1.93

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents additional depreciation expenses within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable base and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

UTILITY BUSINESS PERFORMANCE

South Jersey Gas’ net income for the second quarter of 2013 was $3.8 million as compared with $3.2 million last year. Net income for the first six months of 2013 was $39.3 million as compared with $38.3 million last year. There is no difference between SJG’s GAAP net income and Economic Earnings. The increase in income contribution from SJG for the first six months of 2013 is due primarily to higher earnings related to investments made under the accelerated infrastructure programs, as well as customer growth over the prior year.

Regulatory Update:
Significant infrastructure work continues as SJG replaces cast iron and bare steel pipe in our system through our Accelerated Infrastructure Replacement Program. This program, which authorizes total investments of $141.2 million through 2016, enhances system reliability and creates jobs while allowing SJG to earn a return on these infrastructure investments as they are made. For the six months ended June 2013, SJG spent approximately $21.4 million on infrastructure replacement projects. We anticipate incremental investment under this program of $13.8 million through the end of the year. Consistent with our prior estimates, our accelerated infrastructure work is expected to produce an incremental net income contribution of $2.5 million for 2013.

In the first quarter 2013, we noted that a regulatory delay in rolling infrastructure investments into utility base rates negatively impacted first quarter earnings by approximately $1.4 million. We expected that negative impact to then reverse during the remainder of the year. Second quarter earnings benefited by approximately $0.7 million as this timing impact began to reverse, and we fully anticipate the remaining reversal to be completed by the fourth quarter.

In June, SJG also received approval from the New Jersey Board of Public Utilities to continue four energy efficiency programs through June 30, 2015, totaling $24 million of investments. These programs include no-interest financing of equipment upgrades for existing or converting natural gas households, and rebates for high efficiency HVAC equipment for residential customers. The programs also offer incentives for small commercial customers participating in the NJ Clean Energy Program’s Smart Start, Retrofit Pay for Performance, and Customer Measure programs, as well as for large commercial entities participating in the Direct Install program. SJG earns a return on these programs as the investments are made.

Progress also continues on initiatives in the regulatory and legislative arenas to develop programs to reinforce infrastructure reliability and safety in New Jersey. The NJBPU has requested proposals from the state’s utilities for infrastructure upgrades to protect utility infrastructure from future major weather events. These efforts include proposals for infrastructure investment to upgrade, as needed, service pressures for customers in shore towns, and for using abundant supplies of low cost natural gas to reinforce electric reliability and develop additional generation.

Customer Growth:
South Jersey Gas increased its customer base during the 12-month period ended June 30, 2013, by 5,173, to a total of 359,478 customers. We achieved this 1.5 percent increase in total customers primarily through increased conversions to natural gas from other fuel sources. We added over 2,300 conversion customers during the first six months of 2013 with a target of 5,500 customers via conversion for all of 2013. On an annualized basis, this customer growth is worth approximately $1.7 million in incremental margin. Dramatic increases in the availability of natural gas in the U.S. from shale sources, and the resulting reduction in natural gas prices, make a compelling case for homeowners and businesses to convert to natural gas from other fuels to realize significant savings on energy bills. Heating with natural gas can save customers an average of 60 percent of the cost of heating with oil or propane, and nearly 70 percent of the average cost of heating with electric. Consequently, we anticipate continuing strong conversion activity among the approximately 150,000 homes using a fuel other than natural gas within our service territory. With new construction starts in the Northeast for the first half of 2013 reflecting a 20.5 percent increase over the first half of 2012, good potential exists for new construction to also begin adding significantly to SJG’s customer totals in the near future.

Project Update:
Progress continues through the planning and permitting phases of the construction of a 22-mile gas distribution pipeline to serve the B.L. England generating station. This $90 million investment by South Jersey Gas will reinforce our gas distribution system in this area, and enable direct service to a customer with annual throughput of approximately 20 million dekatherms. This gas volume is equivalent to the usage of 267,000 homes. B.L. England is expected to begin using test gas in 2015 and commence operations in 2016.

NON-UTILITY BUSINESS PERFORMANCE

Non-utility income from continuing operations on a GAAP basis reflects a loss of $2.9 million for the second quarter 2013 compared with $7.6 million income for the second quarter 2012. For the first six months of 2013, income from continuing operations on a GAAP basis was $4.9 million, compared with $26.8 million for the same period in 2012. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our commodity marketing activities. On an Economic Earnings basis, non-utility operations contributed $6.1 million for the second quarter 2013, as compared with $5.4 million during the second quarter of 2012. For the first half of 2013, non-utility operations delivered Economic Earnings of $19.0 million versus $20.4 million during the same period last year.

We group our non-utility activities in two business units: Retail Energy and Wholesale Energy. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses that serve the end-user. Wholesale Energy is comprised of South Jersey Resources Group, including our activities involving the Marcellus Shale. Performance in these business segments was as follows:

RETAIL ENERGY:
Retail Energy reported income from continuing operations on a GAAP basis of $8.3 million for the second quarter of 2013 as compared with $9.1 million for the same period in 2012. For the first six months of 2013, income from continuing operations on a GAAP basis was $18.9 million as compared with $22.5 million in 2012. On an Economic Earnings basis, this downstream business added $8.1 million in Economic Earnings to SJI’s bottom line in the second quarter of 2013, compared with $5.9 million in the prior-year period. Economic Earnings were $19.8 million for the first half of 2013 compared with $16.9 million in 2012.

During the second quarter 2013, we were able to capitalize on a strong solar project queue that resulted in the ability to recognize $6.9 million of Investment Tax Credits. In the second quarter of 2012, $4.8 million of ITC was recognized. On a year-to-date basis, we have recognized a total of $17.6 million in ITC as compared with $15.1 million in the first half of 2012.

Retail Commodity Marketing:
South Jersey Energy, our retail commodity marketing business, reflected a GAAP loss of $0.3 million for the quarter, as compared with income of $2.9 million in the second quarter 2012. For the 6-month period ending June 30, 2013, GAAP income was $0.4 million, as compared with $6.1 million for the same period in 2012. However, on an Economic Earnings basis, this business saw improvement over the same period last year, adding Economic Earnings of $0.3 million, as compared with a breakeven performance in second quarter 2012. For the first half of 2013, Economic Earnings compared favorably to 2012, reflecting $1.2 million this year, versus $0.9 million last year. This improvement stemmed from steady, organic growth in SJE’s electric commodity customer base that has replaced the large contract that expired in May 2012. As we noted in the presentation of our first quarter 2013 results, we expect this growth pattern to continue to positively impact results for the remainder of the year.

Retail Energy Project Development:
Marina Energy added $7.8 million in income on a GAAP basis for the second quarter 2013, including income from its joint venture, Energenic, versus $6.0 million for the second quarter 2012. For the six months ending June 30, 2013, this business added $17.7 million in GAAP earnings, as compared to $16.4 million for the six months ending June 30, 2012. On an Economic Earnings basis, Marina added $7.0 million for the second quarter 2013, compared to $5.7 million in the same period last year. For the 6-month periods ending June 30, 2013 and June 30, 2012, income, on an Economic Earnings basis, was $17.7 million, and $16.0 million, respectively.

Second quarter earnings were positively impacted from higher energy demand at the Borgata property served by our Marina Thermal facility, a full year of operation of the district energy facility that serves the Revel property, both in Atlantic City, and the impact of project ITCs discussed earlier. As we have indicated previously, CHP and thermal projects remain highly profitable, and in the second quarter these projects generated earnings that exceeded 2012 levels by 7 percent.

Work to remedy operational issues at our landfill sites continued in the second quarter of 2013. However, benefits from those activities were not realized in the quarter as the negative impacts of existing inefficiencies were compounded by the down-time required to perform repairs and upgrades. The result was a $0.5 million loss in earnings for the second quarter - performance that we expect to be able to improve upon in the second half of the year, based upon actions taken to date.

The impact of rebounding SREC prices should also continue adding to the profitability of our many solar projects and benefiting the second half of the year and beyond. We remain cautiously optimistic that the New Jersey legislation signed in July 2012 to strengthen the solar market will swing the market upward, as a similar remedy did in Massachusetts, where SRECS are currently trading in the $260 range.

The queue of retail project opportunities remains deep for Marina Energy and Energenic. While we remain focused on CHP development, capitalizing on the utility-like annuity income streams of these projects, Marina continues selectively adding solar projects to our portfolio, with 12 currently in development and scheduled to come online in 2013. These projects, with an estimated cost of $125 million, will provide just over 38 MW of electricity when completed.

Progress also continues on the approximately $91 million Montclair State University CHCP project, which will provide heating, cooling and power for the Montclair State campus. Expected to be on-line by the fourth quarter of 2013, this facility will provide 5.4 MW of natural gas-fired electric generation, as well as chilled water, and steam for heat.

The $8 million, 1.4 MW Energenic fuel cell project in Hartford, CT also remains an important part of our retail portfolio. As this project progresses, it presents an opportunity to continue expanding our footprint and capabilities.

We also have ten CHP projects for a mix of commercial, industrial, and institutional customers in various stages of planning, with a significant queue of additional opportunities pending. As the state of New Jersey simultaneously advances both legislative and regulatory measures in support of asset hardening, the potential queue of CHP projects has increased significantly. Our experience in the design, construction and operation of these projects positions us to help the state improve the reliability and resiliency of its energy infrastructure, while growing this core business.

WHOLESALE ENERGY:
For the second quarter, wholesale energy reported a loss from continuing operations on a GAAP basis of $11.2 million compared with a loss of $1.5 million in the same period last year. For the first six months of 2013, income from continuing operations on a GAAP basis reflects a loss of $14.0 million compared with income of $4.3 million for the same period in 2012. This variance is primarily due to the change in unrealized gains and losses on derivatives used by South Jersey

Resources Group to mitigate commodity price risk. Economic Earnings for the second quarter 2013 reflected a loss of $2.0 million for this upstream business, as compared with a loss of $0.5 million in the second quarter of 2012. On an Economic Earnings basis for the first half of 2013, the wholesale energy business produced a loss of $0.8 million, as compared with income of $3.5 million during the first half of 2012.

Wholesale gas marketing saw lower storage and trading margins on our term provider contracts during the first half of 2013. However, SJRG has taken a number of actions that will benefit its performance in 2014 and beyond, such as restructuring storage and transportation contracts, growing our core marketing volumes, and adding fuel management contracts for large scale generation facilities. We expect to serve LS Power’s Deptford, NJ facility beginning in 2015, and we expect the announcement soon of another major supply contract with a facility taking test gas in 2015, and then using approximately 120,000 dekatherms per day at full volume in 2016.

SJI BALANCE SHEET REMAINS STRONG

As of June 30, 2013, our equity-to-capitalization ratio improved to 46 percent as compared with 44 percent at the end of the second quarter 2012. During the first half of 2013, collections on under-recovered utility regulatory clauses as well as the net cash proceeds received from the sale of our Las Vegas energy project and the refinancing of certain energy projects was used to pay down short-term borrowings.

Our goal remains for SJI’s equity-to-capitalization ratio to average 50 percent annually. In support of that goal, SJI uses its Dividend Reinvestment Plan to issue equity. Between dividend reinvestment and optional cash purchases made through the plan, SJI raised equity capital of $12.5 million during the first half of 2013 and $1.0 million more in July 2013.  During 2013, we expect to raise up to $40 million through the DRP in support of the balance sheet.

WEBCAST DETAILS

To participate in the conference call at 2:00 PM EDT, Thursday, August 8, 2013, please pre-register by going to the South Jersey Industries website, http://www.sjindustries.com, clicking on Investors and then on the pre-registration link. This will allow you to set up an event reminder as well as generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-679-8035 approximately 15 minutes ahead of the scheduled call time, enter the participant pass code 64033617 and the PIN you received during pre-registration. International callers may dial 1-617-213-4848, enter the participant pass code 64033617 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at

http://www.sjindustries.com, click on Investors and then on the webcast icon. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

FORWARD LOOKING STATEMENT

This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, Retail Energy Economic Earnings, South Jersey Energy Economic Earnings, and Marina Energy Economic Earnings when evaluating the results of operations for its nonutility operations.

These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP").

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

With respect to the third part of the definition of Economic Earnings, for the three and six months ended June 30, 2013:

•
Economic Earnings excludes a $0.1 million gain and a $0.8 million loss (net of tax), respectively, from affiliated companies, not part of on-going operations. This adjustment is the result of the termination of the contract at LVE Energy Partners, LLC and is being excluded because substantially all of the assets of LVE have been sold and LVE is no longer considered part of the on-going operations of the company.

•
Economic Earnings includes additional depreciation expenses on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable base and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions and transactions or contractual arrangements where the true economic impact will be realized in a future period.
Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended June 30			Six Months Ended June 30
		In thousands except per share data

		2013	2012	2013	2012

Income from Continuing Operations		$916	10,832	44,253	65,043
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives		$9,210	(2,267)	13,308	(6,465)
Realized (Gains)Losses on Inventory Injection Hedges		$(115)	52	5	76
Net (Gain) Loss from Affiliated Companies, Not Part of On-going Operations (A)		$(101)	---	805	---
Other (B)		$(25)	---	(50)	---
Economic Earnings		$9,885	$8,617	$58,321	$58,654

Earnings Per Share from Continuing Operations		$0.03	0.36	1.39	2.14
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives		$0.29	(0.08)	0.42	(0.21)
Realized (Gains)Losses on Inventory Injection Hedges		$(0.01)	---	---	---
Net (Gain) Loss from Affiliated Companies, Not Part of On-going Operations (A)	$	---	---	0.02	---
Economic Earnings		$0.31	$0.28	$1.83	$1.93

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents additional depreciation expenses within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable base and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings for our non-utility businesses for the three and six months ended June 30 (in thousands except per share data):

	Three Months Ended June 30		Six Months Ended June 30
	In thousands except per share data

	2013	2012	2013	2012

Non-Utility Income from Continuing Operations	$(2,906)	7,596	4,917	26,769
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives	$9,210	(2,267)	13,308	(6,465)
Realized (Gains)Losses on Inventory Injection Hedges	$(115)	52	5	76
Net (Gain) Loss from Affiliated Companies, Not Part of On-going Operations (A)	$(101)	---	805	---
Other (B)	$(25)	---	(50)	---
Non-Utility Economic Earnings	$6,063	$5,381	$18,985	$20,380

Wholesale Income (Loss)/Income from Continuing Operations	$(11,164)	(1,489)	(14,032)	4,309
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives	$9,269	967	13,231	(914)
Realized (Gains)Losses on Inventory Injection Hedges	$(115)	52	5	76
Wholesale Energy Economic Earnings	$(2,010)	$(470)	$(796)	$3,471

Retail Energy Income from Continuing Operations	$8,258	9,085	18,949	22,460
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives	$(59)	(3,234)	77	(5,551)
Net (Gain) Loss from Affiliated Companies, Not Part of On-going Operations (A)	$(101)	---	805	---
Other (B)	$(25)	---	(50)	---
Retail Energy Economic Earnings	$8,073	$5,851	$19,781	$16,909

	Three Months Ended June 30		Six Months Ended June 30
	In thousands except per share data

	2013	2012	2013	2012

Marina Energy Income from Continuing Operations	$7,824	6,035	17,729	16,378
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives	$(680)	(310)	(753)	(384)
Net (Gain) Loss from Affiliated Companies, Not Part of On-going Operations (A)	$(101)	---	805	---
Other (B)	$(25)	---	(50)	---
Marina Energy Economic Earnings	$7,018	$5,725	$17,731	$15,994

South Jersey Energy Income from Continuing Operations	$(276)	2,893	392	6,084
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives	$621	(2,925)	830	(5,167)
South Jersey Energy Economic Earnings	$345	$(32)	$1,222	917

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents additional depreciation expenses within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable base and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

# # #

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended June 30,
	2013	2012
Operating Revenues:
Utility	$66,040	$59,056
Nonutility	56,552	62,857
Total Operating Revenues	122,592	121,913

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	25,611	20,286
- Nonutility	62,216	49,233
Operations	27,957	26,416
Maintenance	3,365	3,371
Depreciation	12,372	10,485
Energy and Other Taxes	1,664	1,865
Total Operating Expenses	133,185	111,656

Operating (Loss) Income	(10,593)	10,257

Other Income and Expense	2,665	3,658
Interest Charges	(3,420)	(5,195)
(Loss) Income Before Income Taxes	(11,348)	8,720

Income Tax Benefit	11,632	1,072
Equity in Earnings of Affiliated Companies	632	1,040

Income from Continuing Operations	916	10,832

Loss from Discontinued Operations - (Net of tax benefit)	(28)	(498)

Net Income	$888	$10,334

Basic Earnings per Common Share:
Continuing Operations	$0.029	$0.356
Discontinued Operations	(0.001)	(0.016)
Basic Earnings per Common Share	$0.028	$0.340

Average Shares of Common Stock Outstanding - Basic	31,949	30,393

Diluted Earnings per Common Share:
Continuing Operations	$0.029	$0.355
Discontinued Operations	(0.001)	(0.016)
Diluted Earnings per Common Share	$0.028	$0.339
Average Shares of Common Stock Outstanding - Diluted	32,012	30,472

	Six Months Ended
	June 30,
	2013	2012
Operating Revenues:
Utility	$239,691	$238,258
Nonutility	138,531	158,487
Total Operating Revenues	378,222	396,745

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	102,766	106,551
- Nonutility	137,361	119,836
Operations	60,646	54,198
Maintenance	6,787	6,563
Depreciation	23,779	20,089
Energy and Other Taxes	5,497	5,743
Total Operating Expenses	336,836	312,980

Operating Income	41,386	83,765

Other Income and Expense	6,534	5,531
Interest Charges	(8,128)	(10,688)
Income Before Income Taxes	39,792	78,608

Income Tax Benefit (Expense)	3,860	(14,812)
Equity in Earnings of Affiliated Companies	601	1,247

Income from Continuing Operations	44,253	65,043

Loss from Discontinued Operations - (Net of tax benefit)	(499)	(634)

Net Income	$43,754	$64,409

Basic Earnings per Common Share:
Continuing Operations	$1.389	$2.145
Discontinued Operations	(0.015)	(0.021)
Basic Earnings per Common Share	$1.374	$2.124

Average Shares of Common Stock Outstanding - Basic	31,853	30,321

Diluted Earnings per Common Share:
Continuing Operations	$1.387	$2.140
Discontinued Operations	(0.016)	(0.021)
Diluted Earnings per Common Share	$1.371	$2.119

Average Shares of Common Stock Outstanding - Diluted	31,912	30,397